Exhibit 99.1

Repros Therapeutics Provides Update for Ongoing Clinical Studies

THE WOODLANDS, Texas--(BUSINESS WIRE)--May 22, 2006--Repros Therapeutics, Inc. (Nasdaq:RPRX) (PCX:RPRX) today provided an update regarding the progress of its three ongoing clinical studies. The studies include a 200 patient US Phase III study of Androxal(TM) for the treatment of testosterone deficiency in men with secondary hypogonadism, a 150 patient US Phase II study of Proellex(TM) in the treatment of uterine fibroids and a 40 patient European Phase II study of Proellex(TM) in the treatment of endometriosis. All three studies have been contracted to Pharm Olam International (POI), the contract research organization (CRO), to conduct the trials.

For the 200 patient Androxal(TM) study, as of May 19, 2006, 149 patients have been screened at 18 active clinical sites. Of the 149 patients, 62 were screening failures. The primary reason for screening failure was that the testosterone levels of the individuals were not less than 300 ng/dl, indicating they did not meet the criteria required to be characterized as testosterone deficient currently used in the study. Interestingly, only one patient failed screening due to a high leuteinizing hormone (LH) level so far, which would indicate hypogonadism due to a primary or a testicular dysfunction. This observation supports Repros' belief that the majority of men with low testosterone are hypogonadal due to a pituitary effect, the effect that the Company's drug is designed to treat. Furthermore, there have been no serious adverse events (SAEs) noted to date. The Company believes it will be able to report top-line results from a three-month data point before year-end.

For the 150 patient Proellex(TM) uterine fibroid study, as of May 19, 2006, 63 patients have been screened at 17 active clinical sites. To date there have been 6 screen failures. The primary screening failure has been excessive weight or body mass index (BMI). The study has recruited slower than the Androxal(TM) study primarily due to the fact that some of the screened women are unwilling to replace their current use of oral contraceptives with double barrier contraception as required by the study. There have been no serious adverse events (SAEs) noted to date. The Company believes it will be able to report top-line results from a three-month data point before year-end.

For the 40 patient Proellex(TM) endometriosis study, as of May 19, 2006, 11 patients have been screened at the 2 active clinical sites. To date there have been no screen failures. The slower than expected recruitment for the study is primarily due to the fact that some of the screened women do not want to use contraception during the trial since they are hoping to get pregnant as soon as possible. The study requires the use of double barrier contraception during the course of the trial. There have been no serious adverse events (SAEs) noted to date. The Company believes it will be able to report top-line results from the three-month data point before year-end.

Joseph S. Podolski, President and CEO of Repros stated, "We are working closely with our CRO to complete these studies as soon as practicable without compromising study integrity. POI has assured us that last patient on drug for each of the studies should occur before September 1, 2006, and that they will have top-line data to us before year-end." Mr. Podolski further commented, "Our conservative fiscal approach to drug development and our status as a "virtual" biotech company puts us in a solid cash position today. Unaudited, we have over $13 million in cash, which should be sufficient for us to reach the point in time when data becomes available with enough in reserve to allow us to conduct future funding efforts in an orderly fashion consistent with our prior practices."

John Hovre, Senior Vice President of POI added, "Here at Pharm Olam we are diligently working to meet the aggressive schedule set by Repros and our organization for Repros' three ongoing clinical studies. By incorporating the latest methods in data management and analysis into the three trials we are confident we will be able to provide Repros with top-line safety and three-month efficacy data before year-end."

About Repros Therapeutics, Inc.

RPRX is engaged in the development of pharmaceutical products that address serious conditions of the male and female reproductive systems. Proellex(TM), the Company's lead compound is a PRM (progesterone receptor modulator) currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex(TM) is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. Androxal(TM), the Company's other program in late clinical development is designed to restore normal testosterone production by the testes and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website through its new web address, http://www.reprosrx.com. The Company's website will continue to be accessible through its old web address, http://www.zonagen.com, as well.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros' ability to raise additional capital on acceptable terms or at all, Repros' ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, uncertainty relating to Repros' patent portfolio and such other risks which are identified in Repros' (formerly Zonagen's) Annual Report on Form 10-K for the year ended December 31, 2005. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands

Joseph S. Podolski, 281-719-3447